Gryphon Gold CORPORATION

Gryphon Gold Appoints Mining Engineer John Key as CEO & Director

Vancouver, B.C. – (July 22, 2008) **Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB)** is pleased to announce that mining engineer John L. Key has been appointed Chief Executive Officer and Director of Gryphon Gold Corporation. With more then 30 years of successfully building and operating mines, he is well qualified to lead Gryphon in the development of its two gold deposits and in following up on its recent exploration successes.

As a consultant to Gryphon Gold these past five months, Mr. Key fullfilled the objectives of establishing the economic potential for a heap leach mine from Gryphon's 700,000 oz oxide gold resources, as well as affirming the longer term opportunities for Gryphon's 1.8 million oz sulphide gold resources; both on the Borealis property in Nevada. An independent 43-101 compliant Preliminary Assessment Study detailing the full economics of the oxide heap leach mine is nearing completion. It will be released in early September along with a 43-101 compliant independent Scoping Study of the sulphide gold resources' mining potential.

Mr. Key has had a successful and innovative career, predominantly with Cominco and Teck-Cominco. His 30 years in the mining industry includes 20 years of direct mine construction and operations management. As General Manager, he was directly responsible for running, in succession, the Magmont, the Polaris, and the Red Dog mines. During his six years operating the Red Dog mine, he was responsible for oversight, operating, capital and construction budgets and expansion of the world largest zinc mine. Subsequently, he served as the General Manger Projects, with increased responsibilities in project development, political interaction, mining and milling techniques innovation and personnel development.

Mr. Tony Ker, having faced significant health challenges during the past year, is resigning as CEO. The Board wishes to thank Mr. Ker for having led Gryphon through these past two difficult years in the junior mining industry.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 604-261-2229, or email at jkey@gryphongold.com

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to Mr. Key's ability to lead Gryphon Gold, resource estimates, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. ***We do not undertake to update forward-looking statements***